Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 31, 2010, with respect to the consolidated financial statements, accompanying financial statement schedule, and internal control over financial reporting (which internal control report included an adverse opinion) included in the Annual Report of Energy Conversion Devices, Inc. and subsidiaries on Form 10-K for the year ended June 30, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Conversion Devices, Inc. and subsidiaries on Forms S-8 (File No. 333-142061, effective April 12, 2007, File No. 333-84398, effective March 15, 2002 and File No. 33-92918, effective May 31, 1995).
/s/ GRANT THORNTON LLP
Southfield, Michigan
August 31, 2010